News Release

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

umb.com

For more information please contact:

Pamela Blase 816.860.5606

pam.blase@umb.com

UMB Bank Acquires American National Bank

Corporate Trust Business

Kansas City, Mo. (December 1, 2009)-UMB Bank , n.a., a wholly-owned subsidiary of UMB Financial Corporation (NASDAQ: UMBF), has closed a transaction with American National Bank in Denver, Colo., to acquire and transition American National Bank's corporate trust business over to UMB Corporate Trust and Escrow Services. Traditionally, American National Bank is the premier provider of corporate trust services in Colorado.

Terms of the deal are not disclosed but the transaction consists of more than 1,400 accounts with nearly $3 billion in assets under administration. American National Bank's corporate trust portfolio will be transitioned to UMB's Corporate Trust and Escrow Services office in Denver.

"We have made a commitment to be the leading corporate trust provider in the Rocky Mountain region," said Jon Robinson, chief executive officer of UMB Bank Colorado. "To date, our efforts in establishing our Colorado corporate trust business have been very successful despite the backdrop of difficult market conditions. The acquisition cements our leadership position in Colorado and helps establish a stronger position in the surrounding Rocky Mountain region."

UMB Corporate Trust and Escrow Services is currently the fourth largest municipal bond trustee and paying agent nationally (in terms of transactions) in the United States. UMB has been a committed provider of corporate trust services for more than 60 years by serving the corporate and governmental financial markets with offices in Denver, Kansas City, St. Louis, Indianapolis, Oklahoma City and Wichita.

"We are excited about this expansion and look forward to serving our new clients while introducing them to UMB and our Corporate Trust and Escrow Services division," said Todd Duncan, UMB Corporate Trust division executive. "From a business standpoint, this agreement fits perfectly with our growth strategies and demonstrates UMB's dedication and desire to serve the Rocky Mountain corporate trust market."

About UMB:

UMB Financial Corporation (NASDAQ: UMBF) is a financial services holding company headquartered in Kansas City, Mo., offering complete banking, asset management, health spending solutions and related financial services to both individual and business customers nationwide. Its banking subsidiaries own and operate 135 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include mutual fund and alternative investment services groups, single-purpose companies that deal with brokerage services and insurance, and a registered investment advisor that manages the company's proprietary mutual funds and investment advisory accounts for institutional customers. Visit umb.com for more company information.

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